EXHIBIT 99.2 - PRESS RELEASE ISSUED MARCH 26, 1998

PRESS RELEASE

ELECTRONIC SYSTEMS TECHNOLOGY
415 N. QUAY STREET
KENNEWICK, WA 99336
509-735-9092 (O)
509-783-5475 (FAX)

                 EST ANNOUNCES 1997 FINANCIAL INFORMATION

KENNEWICK, WASHINGTON --- March 26, 1998 --- Electronic Systems Technology Inc. (EST) (OTC: ELST), a manufacturer of wireless modems, today announced sales and results of operations for the three and twelve month periods ended December 31, 1997.

EST reported sales for 1997 of $1,337,303 compared to $1,190,304 for 1996.
Net income for 1997 was $166,201, or $0.03 per share, compared with net income of $158,735, or $0.03 per share, for 1996. For the fourth quarter of 1997, EST reported net income of $70,000, or $0.01 per share, on sales of $424,000 compared with net income of $20,100 or $0.003 per share, on sales of $284,600 for the fourth quarter of 1996.

               Selected Statement of Operations Information Summary

                          Three Months Ended          Twelve Months Ended
                              (unaudited)
                         Dec 31,       Dec 31,        Dec 31,    Dec 31,
                          1997          1996           1997        1996
                        --------       --------       --------    --------
Sales                   $  424,000      284,600    $1,337,303   1,190,304
Net income before tax      106,000       22,700       247,760     234,456
Net Income                  70,000       20,100       166,201     158,735
Weighted average common
     shares outstanding  5,521,283    5,478,558     5,521,283   5,478,558
Earnings per Share      $     0.01    $   0.003    $     0.03        0.03

                     Selected Balance Sheet Information

                                                Dec 31        Dec 31
                                                  1997          1996
                                               --------    -----------
Cash and cash equivalents                     $1,466,760     $1,413,182
Total current assets                           2,065,479      1,892,302
Property & equipment (net)                       132,924        141,210
Total assets                                   2,205,811      2,042,709
Total current liabilities                         77,213         30,775
Long-term debt                                       -0-            -0-
Stockholders' equity                           2,128,598      2,011,934

APPENDIX:

Item no. 1: (graphic material not included in electronic filing format)

The press release was published showing at top left of the press release, the Electronic Systems Technology, Inc. trademarked company logo, showing a black square field containing the stylized letters E S T.